                                                                  EXHIBIT 10.30



                            JOINT VENTURE AGREEMENT


         This Joint Venture Agreement (the "Agreement") is entered into on November 28, 1995, between WALBRO AUTOMOTIVE CORPORATION, a Delaware corporation whose registered office is located at Auburn Hills, Michigan 48326 USA ("Walbro"), and MUTUAL INDUSTRIES LTD., a company incorporated under the laws of India, whose registered office is located at 47 Government Industrial Estate, Charkop, Kandivili (W) Bombay-400067 ("Mutual"). Mutual is a subsidiary of Gandhi Sons Group, a company incorporated under the laws of India ("GSG"). Walbro and Mutual are sometimes referred to as a Party and collectively referred to as "the Parties".


                                R E C I T A L S:

         A. Walbro designs and manufactures fuel storage and delivery subsystems as original equipment for application on automotive electronic fuel injection systems throughout the world.

         B. Mutual and its affiliates design and manufacture various products utilizing plastic injection molding throughout India.

         C. Walbro has advanced technology with respect to plastic blow molded manufacturing techniques, including fuel tanks, filler pipes and other automotive, truck and agricultural products.

         D. Walbro has worldwide automotive and truck customers which have requested it operate a manufacturing facility in India for sales in India.

         E. In light of the foregoing, the Parties desire to utilize their respective strengths by establishing a Joint Venture (the "JV"), to be jointly owned by Walbro and Mutual, to develop, manufacture and market fuel tanks, filler pipes and other plastic blow molded products in the automotive, truck, agriculture and any other markets ("JV Products").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings provided herein, the Parties agree as follows:


                                   ARTICLE I
                              FORMATION OF THE JV

         1.1 INCORPORATION. The Parties will cause the incorporation and registration of the JV as a private limited company ("PLC") organized under the laws of India. The JV shall be registered in the state of Maharashtra and its registered office shall be at 47 Government Industrial Estate, Charkop Kandivili (W) Bombay - 400067 India. The Articles of Association and Memorandum of Association for the JV (collectively the "Articles") shall be substantially in the form of EXHIBIT 1.1(A) AND (B) attached hereto.

         1.2 OWNERSHIP. The equity interest in the JV ("Equity Interest") will be owned by the Parties based on their percentage share of capital contributions which is 50.1% for Walbro and 49.9% for Mutual, as set forth in
SECTION 2.1 ("Capital Percentages"). Such Capital Percentages may be adjusted upon agreement of the parties subject to appropriate governmental approval.

         1.3 PURPOSE. The purpose of the JV will be to develop, manufacture and market fuel tanks, filler pipes and other plastic blow molded products in the automotive, truck, agricultural and any other markets ("JV Products") in the JV Territory. Except as expressly provided in SECTION 4.3, the JV will be the exclusive vehicle through which each of the Parties and its affiliates develops, manufactures and markets JV Products in the JV Territory. It is intended that the JV shall be a self-sufficient and autonomous entity with its own plant, assets and employees.

         1.4 TERRITORY. The designated market for the JV (the "JV Territory") will be India.

         1.5 NAME. The Parties agree that the JV shall operate under the name Mutual Walbro P. Ltd. or such other name as chosen by the Board. Walbro shall license the JV the right to the use of the name Walbro pursuant to the Name License Agreement in the form of EXHIBIT 1.5. The Articles shall include name protection provisions for the benefit of Walbro.

         1.6. ACCEPTANCE. The Parties agree to cause the JV to accept and adopt this Agreement.

                                   ARTICLE II
                      CAPITALIZATION AND FUNDING OF THE JV

         2.1 CAPITAL CONTRIBUTIONS. The JV will be formed and capitalized as follows:

                 (a) The initial capitalization of the JV shall be $2,000,000 (70,000,000 rupees) of equity. The above amounts shall be contributed in cash to the JV by the Parties in proportion to their respective Capital Percentages.

                 (b) The equity contributions constituting the initial capitalization shall be made at such times as requested by the Board.

         2.2 OPERATING DEFICITS. Operating deficits of the JV beyond those provided for in the initial capitalization or needs for additional working capital will be funded by the Parties in proportion to their respective Capital Percentages. Unless otherwise agreed at the time of funding, such deficits will be funded by loans from the Parties.





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         2.3     SUBSEQUENT CAPITAL OR LOANS.  Additional capital requirements contemplated by the Business Plan will be made by the Parties in proportion to their respective Capital Percentages. No additional capital contributions or loans other than those contemplated by the Business Plan will be required unless approved by both Parties.


                                  ARTICLE III
                              GOVERNANCE OF THE JV

         The Parties agree that the JV will be governed substantially as set forth below, and that these governance provisions are for the direct benefit of the JV and its business. The Parties further agree: (a) that the JV Articles will be structured to reflect this governance to the fullest extent permitted under applicable law; and (b) that, in the event of a conflict between the Articles and the following provisions, the following provisions will prevail to the extent such a result is not directly contrary to applicable public policy.

         3.1 MANAGEMENT TEAM. The day-to-day operations of the JV will be conducted by a Chief Executive Officer ("CEO") and his staff. The CEO and key management people will be appointed by the Board of Directors. The initial Board of Directors will be Richard H. Whitehead, III and D.K. Gandhi.

         3.2     BOARD OF DIRECTORS.

                 3.2.1 COMPOSITION. The JV will have a Board of Directors (the "Board") comprised of two persons. Mutual will designate one member (the "Mutual Member"), and Walbro will designate one member (the "Walbro Member"). Each of the Parties shall support the other's choices. The initial members shall be listed in the Articles. The Board will elect the Chairman who will be a designee of Walbro. Members of the Board shall be designated by Notice and will serve until replaced by the Party so designating. The Parties may each designate an alternative director to attend meetings and exercise the powers of a regular Board Member which alternative directors shall be appointed by the Board.

                 3.2.2 ROUTINE DECISIONS BY THE BOARD. For all matters other than those set forth in SECTION 3.2.3:

                 (a) meetings shall be held at least four times annually on a quarterly basis and each member shall be given seven days' written notice (with acknowledgement of receipt) of any meeting of the Board;

                 (b) attendance in person at such a meeting, without written objection to lack of sufficient notice, waives this notice requirement;

                 (c)      two members shall constitute a quorum;





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                 (d)      the vote of a majority of all members present in
         person shall be decisive;

                 (e) the vote of the Chairman will be decisive in a tie vote; and

                 (f) whenever necessary under Indian law, decisions of the Board shall be confirmed by a general shareholder meeting.

         3.2.3 SPECIAL MATTERS. With respect to each of the following situations, the Board will not have the power to act unless all Members vote in favor of a resolution; and whenever necessary under Indian law, decisions of the Board shall be confirmed by a general shareholder meeting.

                 (a) payment of a dividend other than from current year's earnings;

                 (b) approval, ratification or substantial change of the operating budget of the JV, including without limitation, the capital expenditures, additions or improvements for the year;

                 (c) approval, ratification or substantial change of the Business Plan;

                 (d)      sale of substantially all of the assets of the JV;

                 (e) authorization or approval of a merger, consolidation or a material change in the capital structure of the JV;

                 (f) creation or incurrence of indebtedness for borrowed money if, after giving effect to the creation of such indebtedness, the total amount of the JV's indebtedness for borrowed money will exceed $2,000,000, except unsecured current liabilities incurred in the ordinary course of business;

                 (g) creation or incurrence of any mortgage, pledge, lien, charge or encumbrance upon any property or assets now owned or hereinafter acquired by the JV except for (i) mortgages, pledges, liens, charges or encumbrances on, and incurred at the time of and in connection with the acquisition of property acquired in the ordinary course of business, (ii) minor liens and encumbrances, and (iii) other liens and encumbrances for amounts not exceeding $2,000,000 in the aggregate at any one time outstanding;

                 (h) making, ratifying or causing the JV to become a Party to a contract or commitment, or to renew, extend or modify any contract or commitment between the JV and one of its equity holders or an "affiliate" of an equity holder which requires payment of an aggregate amount in excess of $250,000. For purposes of this subsection, an "affiliate" will mean:





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                          (i)     a company, domestic or foreign, of which an
                                  equity holder in the JV owns or controls, directly or indirectly, at least 25% of the assets, voting stock or capital;

                         (ii) a company or individual, domestic or foreign, which owns or controls, directly or indirectly, at least 25% of the assets, voting stock or capital of an equity holder of the JV; or

                        (iii) a company, domestic or foreign, under common control with an equity holder through direct or indirect ownership of at least 25% of the assets, voting stock or capital of that company.

                 (i) material agreement or commitment to any matter required of the JV pursuant to a contract or agreement, including Ancillary Documents, with Mutual, Walbro or an affiliate (as that term is defined in subsection (h) above) of Mutual or Walbro, including the modification or termination of any existing contract;

                 (j) agreement or commitment to purchase services, from Walbro, Mutual or their affiliates (as that term is defined in subsection (h) above); and

                 (k) approval of the licensing or sublicensing of any technology, licensed by Walbro to the JV.

                 (l)      any amendment to the Articles.

In case of a deadlock over one or more of these issues, the provisions set forth in SECTION 3.2.4 below will control.

         3.2.4 DEADLOCK. The following sets forth the Parties' agreement with respect to a deadlock situation. In the event that:

                 (a) either of Mutual or Walbro (in this subsection called "the First Party") gives written notice to the other Party (in this subsection called "the Second Party") specifying as subject to this subsection a resolution requiring the affirmative vote of a majority of the Board, or the unanimous approval of the shareholders, which resolution was previously put to and not passed by a meeting of the Board or shareholders, as applicable, because the Second Party or its designee Member present did not vote in favor of the resolution or voted against the resolution, or the Second Party or its designee Member were not present for the vote; and

                 (b) such resolution is again put at another such meeting called within 30 days of the original meeting and the First Party or its designee Member present, as the case may be, votes for the resolution but the Second Party or its designee Member, as the case may be, does not vote or votes against the resolution, or the Second Party or its





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         designee Member, as the case may be, are not present for the vote, then a deadlock situation will be deemed to have arisen. Within seven days of such event arising, Walbro or Mutual, as the case may be, will prepare and circulate to the other a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting such position. Each such memorandum or statement will be considered by the Chief Executive Officers of Mutual and of Walbro who will respectively use their reasonable efforts to resolve such dispute.

         If the Parties agree upon a resolution of the dispute, they will jointly sign a statement setting forth the terms of such resolution and Walbro and Mutual will exercise all voting rights and other powers of control available to them in relation to the JV to procure that such resolution is fully and promptly carried into effect.

         If a resolution of the dispute is not agreed upon within 30 days after delivery of the memorandum or statements mentioned above or such longer period as Walbro and Mutual may agree in writing, the JV will automatically terminate as prescribed in ARTICLE VII.

         If a resolution is agreed upon by the Parties but is not implemented by the JV within 60 days after such agreement, or such longer period as Walbro and Mutual may agree in writing, the JV will automatically terminate as prescribed in ARTICLE VII.

         3.3 SHAREHOLDERS MEETING. The JV shall hold an annual shareholders meeting in June, of each year at the offices of the JV or at such other time and place as the Parties may agree, subject to the requirements of the local law. Special shareholders meeting can be held on seven days' written notice at the request of the Board. In all shareholder votes, a majority in interest shall be decisive. A quorum shall only exist if representatives of both Parties are present.


                                   ARTICLE IV
                               CONDUCT OF THE JV

         4.1 BUSINESS PLAN. A five-year business plan (the "Business Plan") in the form attached as EXHIBIT 4.1 will be approved by the Board in accordance with SECTION 3.2.3 and will be implemented by the management of the JV. The Business Plan will include initial and subsequent funding requirements. The Business Plan will be revised and updated on an annual basis by the Board in accordance with SECTION 3.2.3.

         4.2 FACILITIES - MANUFACTURING. The manufacturing facility for the JV will be in Pune. Construction of the facilities shall begin immediately after the necessary government approvals have been received. The JV will provide customer application engineering and manufacturing technology with substantial support from Walbro under the Engineering Support Agreement. The Parties acknowledge that fuel pumps and modules will be manufactured by Walbro and sold to the JV for addition to fuel tank assemblies to be sold to customers in India.





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         4.3     EXCLUSIVITY.  Notwithstanding SECTION 1.3, Walbro may continue its current practice of selling to U.S. aftermarket customers who export to the JV Territory. In addition, Walbro shall be permitted to enter into joint ventures to develop, manufacture and market JV Products with other existing joint venture partners or with affiliates of its customers in the JV Territory, outside of a 300 mile radius of the JV facilities.

         4.4 CUSTOMER APPLICATION AND GENERAL ENGINEERING SUPPORT FROM WALBRO. The Business Plan provides for certain engineering services to be provided to the JV by Walbro. Walbro will provide such services to the JV pursuant to a Customer Application and General Engineering Support Agreement in substantially the form attached as EXHIBIT 4.4.

         4.5 INTERIM ENGINEERING SUPPORT FROM WALBRO. The Business Plan provides for certain engineering services to be provided to the JV by Walbro. Walbro will provide such services to the JV pursuant to a Interim Engineering Support Agreement in substantially the form attached as EXHIBIT 4.5.


                                   ARTICLE V
                                 WALBRO LICENSE

         Walbro will provide technology with respect to plastic molded products to the JV via a non-exclusive license (the "Walbro License"), substantially in the form of EXHIBIT 5. The Walbro License shall provide that the sale of JV Products will be on a royalty-bearing basis. The Walbro License will provide Walbro with all modifications and improvements to the technology licensed thereby via a grant-back of such rights.


                                   ARTICLE VI
                RESTRICTIONS ON TRANSFER OF INTERESTS IN THE JV

         6.1 NO TRANSFER WITHOUT APPROVAL. Neither Walbro nor Mutual may transfer any of its Equity Interest in the JV to any third party (other than direct or indirect Controlled Affiliates) without the prior written approval of the other Party. It is the intention of the Parties that there be only two owners of the JV; consequently, any attempted transfer of Equity Interest in the JV must encompass the entire Equity Interest of the transferring Party. Notwithstanding the above, transfers to Controlled Affiliates may be done without approval provided that (i) such transfer constitutes all of the transferor's Equity Interest, (ii) the transferee agrees to be bound by this Agreement, and (iii) the transferor remains liable for all obligations imposed by this Agreement.

         For purposes of this Agreement, a "Controlled Affiliate" of a Party means any person which controls, is controlled by or is under common control with, such Party; "control" means the ownership of a majority of both the voting power of, and the Equity Interest in, a person.





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         6.2     RIGHT OF FIRST REFUSAL.  If for any reason a transfer of
Equity Interest in the JV cannot be restricted as provided in SECTION 6.1, then a transfer by either Party of any of its Equity Interest in the JV to any third Party (other than to a direct or indirect Controlled Affiliate), shall be subject to a right of first refusal by the other Party to acquire such interests as set forth below.

                 6.2.1 FIRST OFFER. If either of Walbro or Mutual receives from a third Party (the "Outsider") a bona fide written offer (a "Bona Fide Offer") to purchase all of its Equity Interest in the JV (the "Equity Interest"), such Party (the "Selling Party") agrees that prior to effecting any sale pursuant to such Bona Fide Offer, it will first make a written offer (the "Offer") upon the terms and conditions provided herein to sell its Equity Interest to the other Party (the "Offeree Party").

                 6.2.2 NOTICE OF OFFER. The Offer will set forth the following:

                 (a)      the Selling Party's intention to sell its Equity
         Interest;

                 (b) a photostatic copy of the Bona Fide Offer of the Outsider, and all written communications relating to the proposed sale and purchase of the Equity Interest;

                 (c) a written offer to sell to the Offeree Party the Equity Interest of the Selling Party upon the same terms and conditions and for the same price as the Bona Fide Offer; and

                 (d)      the U.S. dollar equivalent of the price.

         6.2.3 OFFEREE PARTY ACCEPTANCE. The Offeree Party may accept such Offer for all, but not less than all, of the offered Equity Interest by giving written notice within 30 days after receipt of the Offer to the Selling Party. If the sale to the Offeree Party is not consummated within 45 days after the expiration of this 30-day notice period (which 45-day period will be tolled by any waiting period or suspension of the transaction imposed or required by applicable law or any unnecessary delay caused by the Selling Party) or as provided in the Bona Fide Offer, the Selling Party will have the right to sell its interest to the Outsider as provided in SECTION 6.2.5 below.

         6.2.4 PURCHASE BY THE OFFEREE PARTY. Any purchase by the Offeree Party pursuant to this ARTICLE VI will be consummated upon the same terms and conditions and for the U.S. dollar equivalent price as the Bona Fide Offer for the Equity Interest. Any terms and conditions not specified in the Bona Fide Offer will be mutually agreed upon by the Offeree Party and the Selling Party.

         6.2.5 PURCHASE BY OUTSIDER. If the Offeree Party fails to accept the Offer pursuant to SECTION 6.2.3, the Selling Party will then have the right to sell its Equity Interest to such Outsider on the same terms and conditions as contained in the notice described in SECTION 6.2.2;





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provided that (i) the sale to the Outsider is consummated within 45 days after the expiration of the 30-day option period described in SECTION 6.2.3 (which 45-day period will be tolled by any waiting period or suspension of the transaction imposed or required by applicable law) or as provided in the Bona Fide Offer, and (ii) the Outsider becomes a Party to this Agreement contemporaneous with his purchase of the Equity Interest. If the Selling Party and the Outsider do not consummate the sale of the Equity Interest within the time period described in (i) above or intend to consummate such sale on materially different terms than the Bona Fide Offer, the Equity Interest may only be sold to said Outsider after again complying with the terms of this
ARTICLE VI.


                                  ARTICLE VII
                         TERM AND TERMINATION OF THE JV

         7.1 TERM AND TERMINATION OF THE JV. Unless otherwise terminated as provided below, the JV will be of perpetual duration. The JV will be terminated:

                 7.1.1 BY MUTUAL CONSENT. At any time by the mutual consent of the Parties;

                 7.1.2 FOR BREACH. Upon the material breach, which is not cured within 90 days after notice thereof, by a Party of its obligations to the JV or otherwise under this Agreement, at the option of the non-breaching Party exercised within ten days after the expiration of the 90-day cure period;

                 7.1.3 BANKRUPTCY. Automatically upon the filing of a voluntary petition or answer admitting jurisdiction of the court and the material allegations, or the consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or an assignment for the benefit of creditors, or an application for or consent to the appointment of a receiver or trustee of a substantial part of the property of a Party hereto;

                 7.1.4 DEADLOCK. Upon an unresolved deadlock as described in SECTION 3.2.4;

                 7.1.5 INVOLUNTARY REDUCTION OF WALBRO OWNERSHIP. At the option of Walbro upon the involuntary reduction of its Equity Interest in the JV to be less than 51%.

                 7.1.6 CHANGE OF CONTROL OF MUTUAL. At the option of Walbro, upon a change of control of Mutual. For purpose of this provision, a change of control will occur if Mutual is no longer controlled, directly or indirectly by the current owners of the Gandhi Sons Group. The current owners are listed in EXHIBIT 7.1.6 hereto.

                 7.1.7 FORCE MAJEURE. At the option of the non-offending Party, upon the failure of a Party to begin fully performing its obligations under this Agreement within six months after such Party declares an inability to perform due to force majeure as provided in SECTION 9.5; or





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                 7.1.8    EXPROPRIATION.  Upon the expropriation,
nationalization or seizure of a substantial portion of the JV's property.

         7.2     CONSEQUENCES OF TERMINATION.

                 7.2.1 PURCHASE OPTION. Upon the occurrence of an event which would cause the termination of the JV pursuant to SECTION 7.1 above, Walbro will have the option, in lieu of proceeding with the dissolution of the JV, to purchase Mutual's Equity Interest by giving written notice within 30 days after the termination of the JV to Mutual that it desires to purchase for cash all of its Equity Interest. The Parties will then negotiate in good faith with respect to price. If the Parties cannot agree upon price within 30 days, then the price will be equal to the fair market value of the Equity Interest as determined by an investment banker with recognized standing in the international finance community and mutually acceptable to the Parties. In the event the Parties cannot agree on an investment banker, each Party will select one banker and the two bankers will select a third banker, which third banker will conclusively determine fair market value. For purposes of this section, "fair market value" of an Equity Interest will be the value of the JV as if it were being sold as a whole business and a going concern to one purchaser, multiplied by the selling Party's Capital Percentage at the time of the valuation.

         Notwithstanding anything herein to the contrary, this purchase option will not be available to Walbro if the termination is due to Walbro's breach or bankruptcy, pursuant to SECTION 7.1.2 or SECTION 7.1.3.

         7.2.2 SALE OPTION. Upon the occurrence of an event which would cause the termination of the JV pursuant to SECTION 7.1 above, Mutual will have the option, in lieu of proceeding with the dissolution of the JV, to require Walbro to purchase its Equity Interest by giving written notice within 30 days after termination of the JV to Walbro. The terms of such purchase shall be the same as those described in SECTION 7.2.1. above. Notwithstanding anything herein to the contrary, this sale option will not be available to Mutual if the termination is due to Mutual's breach or bankruptcy pursuant to SECTION 7.1.2. or SECTION 7.1.3.

         7.2.3 DISSOLUTION. If the above purchase or sale options are not exercised by either Party as provided, the Parties will use their best efforts to dissolve the JV and wind up its affairs in a manner designed to preserve the interests of both Parties in the JV Products in JV Territory. Until the JV is completely dissolved, the Parties shall be bound by all the provisions of this Agreement.

         7.2.4 DAMAGES. Nothing herein shall prejudice the rights of a Party, in addition to the exercise of any other remedy hereunder, to recover money damages for any breach by a Party of this Agreement or any Ancillary Document (as defined).





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                                  ARTICLE VIII
                       REGULATORY MATTERS AND INVALIDITY

         8.1 COOPERATION IN MAKING REGISTRATIONS AND OTHER GOVERNMENT FILINGS. Mutual shall cooperate fully in assisting Walbro in making, whenever required or necessary, registrations and other governmental filings including, but not limited to, filings for investment approval, technical assistance arrangements and license agreements.

         8.2 CONSEQUENCES OF INVALIDITY. If for any reason whatever at any time, any provision of this Agreement or any of the Ancillary Documents is or becomes invalid, illegal or unenforceable, or is declared by any court of competent jurisdiction or any other competent authority to be invalid, illegal or unenforceable or if such competent authority:

                          (i) refuses, or formally indicates an intention to refuse authorization of, or exemption to, any of the provisions of or arrangements contained in this Agreement or in any of the Ancillary Documents (in the case of a refusal either by way of outright refusal or by way of requiring an amendment or deletion of any provision of this Agreement or of any of the Ancillary Documents and/or the inclusion of any new provision in this Agreement or in the Ancillary Documents and/or the giving of undertakings as to future conduct before such authorization or exemption can be granted); or

                         (ii) formally indicates that to continue to operate any provision of this Agreement or of any of the Ancillary Documents may expose the Parties to sanctions under any order, enactment or regulation, or requests any Party to give undertakings as to future conduct in order that such party may not be subject to such sanctions; and in all cases, whether initially or at the end of any earlier period or periods of exemption (each of which circumstances being referred to in this ARTICLE VIII as "a Relevant Invalidity"), then in any such case, at the request of either Party by notice or a series of notices to that effect to the other ("Negotiation Notice"), the Parties will meet to negotiate in good faith to agree upon valid, binding and enforceable substitute provisions while at the same time reconsidering the other terms of this Agreement and of any of the Ancillary Documents not so affected so as to reestablish an appropriate balance of the commercial interests of the Parties ("Substitute Provisions").

         8.3 FAILURE TO AGREE ON SUBSTITUTE PROVISIONS. If and to the extent that Substitute Provisions are formally agreed in writing within one month of the service of a Negotiation Notice, or such other period as may be formally agreed in writing between the Parties, then in





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that respect the matter shall be deemed to be settled and such substitute provisions shall be deemed part of this Agreement or of any of the Ancillary Documents. If, however, in respect of any Relevant Invalidity no Substitute Provisions can be agreed within such period, then if any Party considers on reasonable grounds that its commercial interests with regard to this Agreement and/or any of the Ancillary Documents is materially and adversely affected as a consequence of the Relevant Invalidity it may submit such matter to arbitration pursuant to SECTION 9.8.

         8.4 DEFERRAL OF DETERMINATION OF ADVERSE EFFECT. If any Party considers that it is unable to assess the consequence of any Relevant Invalidity in the light of facts subsisting at the time, that Party may defer commencement of an arbitration in respect of the provision or provisions affected by such Relevant Invalidity until such time as it considers on reasonable grounds that its commercial interests with regard to this Agreement and/or any of the Ancillary Documents are materially and adversely affected in the light of events occurring subsequent to communication of the finding of invalidity to the Parties. Notwithstanding the foregoing, a Party must commence arbitration pursuant to SECTION 8.3 within 60 days of receipt of the Negotiation Notice.

         8.5 REPATRIATION LIMITATIONS. If any monies owed by the JV to Walbro for any reason (including, but not limited to dividends, royalties or fees) cannot be paid due to government regulations, laws or otherwise, the JV shall segregate such funds into a separate account for the sole benefit of Walbro until such time as the funds can be repatriated.


                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

         9.1 ANCILLARY DOCUMENTS; INTERPRETATION. The Parties agree that, in the event of an inconsistency or disagreement between this Agreement and any other agreement or document referred to herein to be entered into in connection with the JV (each an "Ancillary Document" and, collectively, the "Ancillary Documents"), this Agreement shall prevail.

         9.2 PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. The Parties agree that all data and information relating to the JV, including but not limited to any information relating to or provided under any Ancillary Document, the JV's trade secrets, know-how, inventions, discoveries, improvements, technologies, business practices and methods, whether or not patented, lists of suppliers, and information relating to the JV's financial statements, customer identities and utilization patterns, needs and participation levels, potential customers, suppliers, products, servicing methods, equipment, programs, analyses, profit margins and cost data, shall be kept confidential by both Parties and shall not, whether prior to or after the date hereof, be disclosed to any person, firm, or corporation, except to the extent that such data or information is generally known to the trade or in the public domain. The Parties, however, may provide the information to third parties (i) for the purpose of assisting in the evaluation of the JV, its performance, or its operations, (ii) for the purpose of determining the value of said Party's

Equity Interest in the JV, and (iii) for any other purpose consistent with the activities contemplated by this Agreement and the Ancillary Documents; provided that in each case the disclosing Party takes reasonable precautions to maintain the confidential nature of the information. The Parties may also make any disclosures necessary to comply with applicable securities and other disclosure laws. The Parties recognize and acknowledge that any breach by them of the foregoing provisions of this section may cause irreparable harm to the other Party and the JV and, in the event of any such breach, such other Party or the JV shall, in addition to all other remedies available to it, at law or in equity, be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to enjoin such breaching Party from doing any act in violation of such provisions, and that such other Party or the JV shall not be required to show actual monetary damages as a prerequisite to such relief. The above provisions shall survive any termination of this Agreement and any dissolution of the JV for a period of two years after such termination or dissolution.

         Each Party agrees not to make any public disclosure regarding the existence or the substance of the transactions contemplated hereby without the prior approval of the other Party, except to the extent that either Party reasonably determines that such disclosure is required by applicable law or regulation.

         9.3 ACCOUNTING AND FISCAL YEAR. The JV's accounting methods will be in accordance with Indian law and Indian generally accepted accounting principles and all accounts shall be maintained in Indian currency units. The JV shall adopt the calendar year as its fiscal year.

         9.4 INSURANCE. Insurance protection provided for the JV under this Agreement must apply both to each individual facility of the JV and to all facilities as a whole. The JV's insurance must also provide insurance coverage for all types of risk related to the construction and operation of the aforementioned facilities, including material and other property losses caused to fixed assets belonging to the JV, rented by it, or acquired on credit by it, as well as its civil liability for property or physical damage which may be caused to third Parties in connection with the JV's activity, either by defects in the goods its produces or by JV workers and employees in connection with their performance of their job responsibilities.

         9.5 FORCE MAJEURE. Where either Party is unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement, such obligations are suspended so far as they are affected by the force majeure during the continuance thereof; provided that an obligation to pay money is never excused by force majeure.

         The Party affected by the force majeure will give notice to the other Party of the particulars of the situation and the probable extent to which it will be unable to, or delayed in, performing its obligations under this Agreement, within 10 days after the occurrence of the force majeure.

         For purposes of this section, "force majeure" means an act of God, strike, lockout or other interference with work, war declared or undeclared, blockade, disturbance, lightning, fire, earthquake, storm, flood or explosion; governmental or quasi-governmental restraint action, expropriation, prohibition, intervention, direction or embargo; unavailability or delay in availability of equipment or transport; inability or delay in obtaining governmental or quasi-governmental approvals, consents, permits, licenses, authorities or allocations; and any other cause whether of the kind specifically enumerated above, or otherwise which is not reasonably within the control of the Party affected.

         9.6 EXPENSES. The JV will pay the reasonable costs and expenses of the Parties and their lawyers, accountants and other advisors incurred in negotiating and drafting this Agreement and the Ancillary Documents and in otherwise forming the JV.

         9.7 FURTHER ASSURANCES. Walbro and Mutual agree to execute and deliver such other instruments, agreements or documents and take such other action as may reasonably be necessary or desirable to consummate the transactions contemplated by this Agreement.

         9.8 RESOLUTION OF DISPUTES. All disputes, controversies or claims arising in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The place of the arbitration of shall be London, England. All arbitration proceedings shall be conducted in the English language. Documents prepared for use in the arbitration shall be prepared in the English language. Where a document other than in the English language is to be relied on by a party to the arbitration, a translation of that document into the English language, certified a true and fair translation by a recognized translator, shall be provided together with a certified copy of the original document.

         9.9 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party without the prior written consent of the other Party, except that either Party may assign, in whole or in part, its rights hereunder, subject to all obligations hereunder, to a Controlled Affiliate in connection with any transfer of Equity Interest in the JV permitted pursuant to ARTICLE VI; provided, however, that such assignment will not relieve that Party of any of its obligations or liabilities hereunder.

         9.10 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented at any time by additional written agreements signed by both Parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the Parties.

         9.11 NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or one business day after having been dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched with a copy of the sender's machine printed facsimile confirmation) or three business days after having been dispatched by an internationally recognized overnight courier service to the appropriate Party at the address specified below.

   (a)  If to Walbro, to:

        Walbro Automotive Corporation
        1127 Centre Road
        Auburn Hills, Michigan  48326
        Facsimile Number:  (810) 377-6810
        Attention:  President

        With copies to:

        Katten Muchin & Zavis                Walbro Automotive Europe
        525 West Monroe Street, Suite 1600   2623 Rte du Jaillet
        Chicago, Illinois  60661-3693        74120, Megeve
        Facsimile Number:  (312) 902-1061    Facsimile Number: (33) 50.58.90.72
        Attention:  Arnold S. Harrison       Attention:  R. H. Whitehead, III

   (b)  If to Mutual, to:

        Mutual Industries Ltd.
        47 Government Industrial Estate
        Charkop, Kandivili (W)
        Bombay - 400067
        Facsimile Number: (022) 8058778
        Attention:  J. M. Gandhi

         9.12 WAIVER. Waiver by either Party of a breach by the other Party of any obligation or requirement contained in, or arising from, this Agreement does not operate as a waiver of another or continuing breach by the other Party of the same, or any other, obligation or requirement hereunder. Any waiver by either Party must be in writing, signed by the waiving Party.

         9.13 ENTIRE AGREEMENT. This Agreement and the Ancillary Documents represent the understanding of the Parties with respect to the subject matter hereof and thereof and supersede any other agreement, whether written or oral, that may have been made or entered into by Walbro or Mutual or their affiliates relating to the matters contemplated hereby.

         9.14 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against either Party.

         9.15 SEVERABILITY. Subject to the provisions of ARTICLE VIII, if any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof.

         9.16 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the substantive laws of India.

         9.17 THIRD PARTIES. Nothing in this Agreement express or implied is intended to confer any right or remedy under or by reason of this Agreement on any person other than the Parties, their respective heirs, representatives, successors and permitted assigns, affect or discharge the obligation or liability of any third persons to any Party to this Agreement, or give any third Party any right or subrogation or action over against any Party to this Agreement.

         9.18 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         9.19 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         9.20 POWER AND AUTHORITY. Each of the Parties hereby acknowledges, represents and warrants that it has full power and authority to enter into this Agreement and the Ancillary Documents.

         9.21 INDEPENDENT PARTIES. In making and performing this Agreement, the parties shall at all times act as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer/employee relationship between the parties. At no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

         9.22    SURVIVAL.   The covenants and agreements made in SECTIONS 7.2,
9.2, 9.4, 9.6 and 9.14 will survive any termination of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first above written.


                       WALBRO AUTOMOTIVE CORPORATION

                       By:
                                -----------------------------------------------
                       Its:
                                -----------------------------------------------


                       MUTUAL INDUSTRIES LTD.

                       By:
                                -----------------------------------------------
                       Its:
                                -----------------------------------------------

                                    EXHIBITS
                       TO JOINT VENTURE AGREEMENT BETWEEN
          WALBRO AUTOMOTIVE CORPORATION AND MUTUAL INDUSTRIES LIMITED



         Exhibit 1.1(a)  Articles of Association


         Exhibit 1.1(b)  Memorandum of Association


         Exhibit 1.5     Name License Agreement


         Exhibit 4.1     Business Plan


         Exhibit 4.4     Customer Application and General Engineering Support Agreement


         Exhibit 4.5     Interim Engineering Support Agreement


         Exhibit 5       Walbro Technology License
